UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2011

Syntroleum Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34490	73-1565725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5416 S. Yale Avenue, Suite 400, Tulsa, Oklahoma		74135
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	918-592-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2011, Syntroleum Corporation ("we" or "us") entered into an underwriting agreement (the "Underwriting Agreement") with JMP Securities, LLC as the sole manager (the "Underwriter"), related to the public offering of (i) an aggregate of 15,900,000 shares of the Company’s common stock, par value $0.01 per share ("Common Stock"), and (ii) warrants to purchase an aggregate of 7,950,000 shares of Common Stock (the "Warrants"). The shares of Common Stock and Warrants are being sold together as a fixed combination, each consisting of one share of Common Stock and 0.5 of a Warrant to purchase one share of Common Stock, at a public offering price of $1.58 per combination, less the underwriting discounts and commissions payable by the Company (the "Offering"). The Underwriter will purchase the Common Stock and Warrants at a discounted price of $1.49 per combination, representing a 5.7% discount to the public offering price. The Common Stock and/or Warrants purchased under this option may be sold either together or separately in any combination to be determined by the Underwriter.

The Warrants to be issued in the Offering are exercisable beginning six months from the date of issuance or January 6, 2012 and will expire on July 06, 2016. The exercise price of the Warrants is $2.36 per share of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, or similar reclassification. In the event of a sale of the Company, each holder of Warrants has the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model as described in the Warrants.

The Offering is expected to close on July 6, 2011, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $23.6 million, assuming no exercise of the Warrants and after deducting underwriting discounts and commissions and estimated expenses payable by the Company associated with the Offering. The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-157879), which was filed with the Securities and Exchange Commission (the "Commission") on May 15, 2009 and declared effective by the Commission on May 22, 2009 and is described in more detail in a prospectus supplement dated June 30, 2011 and an accompanying base prospectus dated July 14, 2010.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of (60) days following the Offering without the prior written consent of the Underwriter.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Hall Estill Hardwick Gable Golden & Nelson, Inc relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto. Copies of the Underwriting Agreement and the form of the Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.10, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

On June 29, 2011, the Company issued a press release announcing the Offering. On June 30, 2011, the Company issued a press release announcing the pricing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and each is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhbits.
The following exhbits are filed herewith:
1.1 Underwriting Agreement dated as of June 30, 2011 by and between
JMP Securities LLC and Syntroleum Corporation.
4.1 Form of Warrant to Purchase Common Stock
5.1 Opinion of Hall Estill Hardwick Gable Golden & Nelson, P.C.
23.1 Consent of Hall Estill Hardwick Gable Golden & Nelson, P.C.
(contained in Exhibit 5.1).
23.2 Consent of HoganTaylor LLP
99.1 Press release of Syntroleum Corporation issued June 29, 2011
99.2 Press release of Syntroleum Corporation issued June 30, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Syntroleum Corporation

June 30, 2011	By:	/s/ Karen L Gallagher

Name: Karen L Gallagher
Title: Principal Financial Officer and Sr. VP of Finance

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Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement dated as of June 30, 2011 by and between JMP Securities LLC and Syntroleum Corporation
4.1	Form of Warrant to Purchase Common Stock
5.1	Opinion of Hall Estill Hardwick Gable Golden & Nelson, P.C.
23.2	Consent of HoganTaylor LLP
99.1	Press release of Syntroleum Corporation issued June 29, 2011
99.2	Press release of Syntroleum Corporation issued June 30, 2011